                                                                   EXHIBIT 10.10


                        COLLABORATION & LICENSE AGREEMENT

                           SCHERING AKTIENGESELLSCHAFT

                                       AND

                        IDEC PHARMACEUTICALS CORPORATION

                        COLLABORATION & LICENSE AGREEMENT


        THE COLLABORATION AGREEMENT is made effective as of the 9th day of June, 1999 (the "Effective Date") by and between IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation, having its principal place of business at 11011 Torreyana Road, San Diego, California 92121 ("IDEC") and SCHERING AKTIENGESELLSCHAFT, a German corporation, having its principal place of business at Mullerstrasse 178, D-13342 Berlin, Germany ("SCHERING"). IDEC and SCHERING are sometimes referred to herein individually as a "Party" and collectively as the "Parties," and references to IDEC and SCHERING shall include its Affiliates.

                                    RECITALS

        1. IDEC is currently conducting U.S. registration clinical trials of a radiolabeled monoclonal antibody to the human CD20 antigen designated IDEC-Y2B8 ("Y2B8") for treatment of B-cell lymphomas. IDEC has established the infrastructure for development, manufacture, marketing and sales of biological products. Thus, IDEC intends to seek registration and market Y2B8 in the United States territory.

        2. SCHERING has worldwide expertise in the area of development, registration, manufacturing, distribution and marketing of pharmaceutical products.

        3. IDEC desires to grant to SCHERING, and SCHERING desires to obtain, rights to market Y2B8 worldwide with the exception of the United States, all on the terms and conditions set forth herein.

                                   ARTICLE 1.

                                   DEFINITIONS

        "2B8" means the unlabeled monoclonal antibody to CD20 positive B- cells more particularly described on EXHIBIT B to this Collaboration Agreement.

       "AFFILIATE" means an entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with IDEC or SCHERING, as the case may be. As used in this definition, "control" means the direct or indirect ownership of fifty percent (50%) or more of the stock, having the right to vote for directors thereof, or the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.


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       "ALLOCABLE OVERHEAD" means costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, and its payroll, information systems, human relations and purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method, excluding compensation related to a Party's stock option program or any program that replaces such program. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

        "ANTIBODY CONJUGATE" means 2B8 conjugated with MxDTPA

        "ANTIBODY MANUFACTURING COST" means IDEC's direct costs and charges, including Allocable Overhead, related to the manufacture, packaging and shipment of 2B8, and shall exclude costs and charges related to or occasioned by unused manufacturing capacity, the manufacture of other products at IDEC's facilities, amortization of property, plant or equipment not specifically related to manufacturing 2B8, and any employee costs associated with equity incentive plans. EXHIBIT D to this Agreement sets out a breakdown of IDEC's current Antibody Manufacturing Cost.

        "BUSINESS DAY" means a day on which banking institutions are open for business in California, U.S.A. and Berlin, Germany.

        "COLLABORATION AGREEMENT" means this Collaboration & License Agreement dated the Effective Date between IDEC and SCHERING.

        "COMBINATION PRODUCT ADJUSTMENT" means the following: in the event a Kit is sold in the form of a combination product containing one or more active ingredients in addition to a Kit , Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction *_____* where A is the *_____* and B is the *_____*. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction *_____* where A is *_____* and C *_____*. If, on a country-by-country basis, neither the Kit nor the other active component or components of the combination product is sold separately in said country, Net Sales shall be determined by the Parties in good faith.

        "COMMERCIALLY REASONABLE AND DILIGENT" means those efforts consistent with the exercise of prudent scientific and business judgement, as applied to other pharmaceutical products of similar potential and market size by the Party in question.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        "CONTROL" or "CONTROLLED" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

        "COST OF GOODS SOLD" shall mean the total of: (i) Antibody Manufacturing Cost; (ii) Non-Antibody Components Supply Cost; and (iii) Manufacturing Royalties.

        "DEVELOPMENT COSTS" means costs, including Allocable Overhead, required to obtain the marketing authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in the Field in commercial quantities. Development Costs shall include but are not limited to the cost of supplies of antibody, chelate, and isotopes, the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining Regulatory Approval of a Licensed Product in the Field, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Licensed Product in the Field. Development Costs shall include expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program and the preparation, filing, and presentation of Drug Approval Applications to the regulatory authorities for marketing approval of the Licensed Product.

        "DEVELOPMENT PLAN" means the comprehensive plan for the development of the Licensed Product as set out on EXHIBIT A, designed to generate the preclinical, process development/manufacturing scale-up, clinical and regulatory information required to obtain Regulatory Approval in the United States. The Development Plan shall refer to all activities related to preclinical testing, toxicology, formulation, selection criteria of contract manufacturers, clinical and commercial product supply plans, quality assurance/quality control, clinical studies and regulatory affairs for Licensed Product in connection with obtaining Regulatory Approvals of such Product in the United States.

        "DRUG APPROVAL APPLICATION" means an application that a Party reasonably believes in good faith is sufficient to obtain Regulatory Approval required for commercial sale or use of the Licensed Product as a drug in the Initial Indication in a regulatory jurisdiction, including: (1) in the case of Drug Approval Applications for Regulatory Approval in the United States, Biologic License Application(s) and all supplements filed pursuant to the requirements of the FDA and related to the Initial Indication (including all documents, data and other information concerning a Licensed Product which are necessary for, or included in, FDA approval to market the Licensed Product); and, (2) in the case of Drug Approval Applications for Regulatory Approval in the European Union, the counterparts to the Drug Approval Applications and supplements described in (1) above for Regulatory Approval to EMEA.

        "EFFECTIVE DATE" means June ___, 1999.

        "EMEA" means the European Medicines Evaluation Agency.

        "*_____*".

        "FDA" means the United States Food and Drug Administration.

        "FIELD" means the use of Licensed Product for the diagnosis, prevention and therapy of all diseases, conditions and disorders in humans.

        "*_____* DRUG APPROVAL APPLICATION" means the *_____* the Drug Approval Applications to be submitted to the FDA relating to the treatment of *_____* further designated as the *_____* in the Development Plan and in Section 4.2 of the Collaboration Agreement.

        "*_____*".

        "*_____*".

        "IDEC" means IDEC Pharmaceuticals Corporation, a Delaware corporation, and its Affiliates.

        "IDEC KNOW-HOW" means all Information, whether currently existing or developed or obtained during the course of the Collaboration Agreement, and whether or not patentable or confidential, that is now Controlled or hereinafter becomes Controlled by IDEC or its Affiliates and that relates to the research, development, utilization, manufacture or sale of the Licensed Product. Notwithstanding anything herein to the contrary, IDEC Know-how shall exclude IDEC Patents.

        "IDEC PATENT" means any Patent owned or Controlled by IDEC or its Affiliates including its interest in any Patents owned jointly by the Parties as provided hereunder either at the Effective Date or at any time during the term of the Collaboration Agreement which covers the research, development, manufacture, use, importation, sale or offer for sale of the Licensed Product.

        "*_____*".

        "IN2B8" means that certain *_____* more particularly described on EXHIBIT B to the Collaboration Agreement.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        "INFORMATION" means techniques and data relating to the Licensed Product, including, but not limited to, biological materials, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, pricing, distribution, cost, sales, manufacturing, patent data or descriptions.

        "Initial Indication" means the treatment of *_____*.

        "KIT" means an *_____* that includes: *_____*.

        "LICENSED PRODUCT(S)" means either: Antibody Conjugate alone or Antibody Conjugate plus Non-Antibody Components or Y2B8; or, *_____* (a) developed by IDEC or (b) the intellectual property rights to which are owned or Controlled, in whole or in part, by IDEC, in either (a) or (b) as of the Effective Date or during the term of the Collaboration Agreement.

        "LICENSED TERRITORY" means all countries in the world, excluding the United States.

        "MAJOR EUROPEAN COUNTRY" means the *_____*.

        "MANUFACTURING ROYALTIES" shall mean the royalties payable by IDEC to Third Parties for licenses to manufacture or have manufactured 2B8, Antibody Conjugate, and Non-Antibody Components, for as long as such royalties are payable. The royalties currently payable by IDEC are listed in EXHIBIT F to this Agreement.

        "NET SALES" means the amount invoiced by SCHERING, its Affiliates or its sublicensees on account of sales of the Kit to Third Parties in the Licensed Territory, less reasonable and customary deductions applicable to the Kit for
(i) transportation charges and charges such as insurance relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Kit and paid by the selling party; (iii) distributors fees or rebates or allowances actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Kit in an arms length transaction;
(iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Kit; and (v) allowances or credits to customers in the ordinary course of business in connection with the sale of the Kit, not in excess of the selling price of such Kit, on account of governmental requirements, rejection, outdating, recalls or return of the Kit.

        For the purpose of calculating Net Sales, the Parties recognize that (a) a Party's customers may include persons in the *_____* who enter into agreements with a Party as to *_____* even though *_____* and even though payment for such Kit is not made *_____* and (b) in such


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

cases, *_____* paid by a *_____* can be *_____* in order to calculate Net Sales.
*_____*.

        Any deductions listed above which involve a payment by a Party shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made. Sales of the Kit between SCHERING and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where any such Affiliate or sublicensee is an end user of Kit or Licensed Product. Net Sales shall be accounted for in accordance with International Accounting Standards consistently applied. The amount obtained by deducting (i) through (v) from the gross amount invoiced shall then be adjusted by the Combination Product Adjustment, if applicable.

        "NON-ANTIBODY COMPONENTS" shall means all components of the Kit other than the Antibody Conjugate.

        "NON-ANTIBODY COMPONENTS SUPPLY COST" shall mean the invoiced costs and charges of the suppliers of Non-Antibody Components to IDEC together with the invoiced costs of the Third Party manufacturer for manufacture of Antibody Conjugate from 2B8 provided by IDEC, negotiated at an arm's-length basis in accordance with the terms of this Agreement.

        "PARTIES" means IDEC and SCHERING.

        "PARTY" means IDEC or SCHERING, as applicable.

        "PATENT(S)" means (i) valid and enforceable letters patent, including any extension, registration, confirmation, reissue, re-examination or renewal thereof and (ii) pending applications for letters patent, including provisional applications and any continuation, division or continuation-in-part.

        "PATENT COSTS" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the Effective Date in connection with the establishment and maintenance of rights under Patents covering any Licensed Product, including costs of patent interference, reexamination, reissue, opposition and revocation proceedings.

        "REGULATORY APPROVAL" means any approvals, product and/or establishment licenses, BLAs, BLA Equivalents, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, export, transport, marketing or sale of a Licensed Product in a regulatory jurisdiction.

        "*_____*".


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        "SCHERING" means Schering Aktiengesellschaft, a German corporation.

        "SCHERING KNOW-HOW" means all Information, whether currently existing or developed or obtained during the course of the Collaboration Agreement, and whether or not patentable or confidential, that is now Controlled or hereinafter becomes Controlled by SCHERING or its Affiliates and that relates to the research, development, utilization, manufacture or sale of the Licensed Product. Notwithstanding anything herein to the contrary, SCHERING Know-how shall exclude SCHERING Patents.


        "SCHERING PATENT" means any Patent owned or Controlled by SCHERING or its Affiliates including its interest in any Patents owned jointly by the Parties as provided hereunder either at the Effective Date or at any time during the term of the Collaboration Agreement which covers the research, development, manufacture, use, importation, sale or offer for sale of the Licensed Product.

        "*_____* DRUG APPROVAL APPLICATION" means the *_____* the Drug Approval Applications to be submitted to the FDA relating to the treatment of *_____* as further designated as the *_____* in the Development Plan and in Section 4.2 of the Collaboration Agreement.

        "STEERING COMMITTEE" means that committee established pursuant to
Section 3.1 of the Collaboration Agreement.

        "SUPPLY AGREEMENT" means the Supply Agreement between SCHERING and IDEC of even date.

        "THIRD PARTY" means any entity other than IDEC or SCHERING.

        "THIRD PARTY ROYALTIES" means royalties payable by either Party to a Third Party in connection with the manufacture, use or sale of Licensed Product in a particular jurisdiction.

        "UNITED STATES" means the United States of America, its territories and possessions.

        "VALID AND ENFORCEABLE PATENT" means an issued/granted unexpired IDEC Patent that has not been held invalid or unenforceable in an unappealed or unappealable decision of a court or competent body having jurisdiction thereof; provided, that such IDEC Patent would, but for the licenses granted under this Collaboration Agreement, be infringed by the manufacture, use, sale or import of Kits, Kit Components, or Licensed Product.

        "Y2B8" means that certain yttrium-labeled monoclonal antibody to B cells more particularly described on EXHIBIT B to the Collaboration Agreement.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE 2.

                             SCOPE OF COLLABORATION

        2.1     DEVELOPMENT COSTS AND DATA TRANSFER.

                (a) IDEC shall carry out, and, at its own expense, shall bear all Development Costs for carrying out the Development Plan to seek Regulatory Approval of Licensed Product in the Field in the United States through the date of Regulatory Approval of Licensed Product in the United States.

                (b) IDEC shall provide SCHERING with a complete copy of all documents filed with the FDA to support the Drug Approval Applications. Unless otherwise agreed by the Parties under Section 3.1(c), IDEC's obligation shall not include any post-Regulatory Approval Drug Approval Applications submitted by IDEC in the Initial Indication, e.g., any Phase IV studies.

                (c) In consideration of IDEC's development efforts, transfer of the Drug Approval Application(s) registration dossiers and for the licenses granted in this Collaborative Agreement, SCHERING agrees to fund IDEC for carrying out the Development Plan to the extent outlined below in this Section 2.1(c). The Development Plan represents a good faith estimate by IDEC, as of the Effective Date, of IDEC's timeline associated with carrying out the Licensed Product development in the United States.

        Accordingly, SCHERING shall fund IDEC's development efforts with fixed *_____* payments *_____* as follows, and IDEC will use such funds to support the development of the Licensed Product:

*_____*

                (d) SCHERING shall bear any additional Development Costs which may be necessary for development of the Licensed Product to obtain Regulatory Approval to market the Licensed Product in the Field in the Licensed Territory, subject to the determination of the scientific and commercial potential of the Licensed Product as further described in Section 5.1.

                                   ARTICLE 3.

                 MANAGEMENT OF THE DEVELOPMENT ACTIVITIES IN THE

                      UNITED STATES AND LICENSED TERRITORY


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        3.1     STEERING COMMITTEE.

                (a) Within *_____* of the Effective Date, the Parties will establish the Steering Committee. The Steering Committee will be composed of *_____*. Such representatives will include individuals with expertise and responsibilities in areas such as preclinical development, clinical development, process sciences, manufacturing, marketing or regulatory affairs. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. The Steering Committee will meet (in person, telephonically, or via videoconference) at least once each calendar quarter, or more frequently, as agreed to by the Steering Committee.

                (b) The Steering Committee shall: (i) coordinate development of the Licensed Product in the United States and in the Licensed Territory, in the Field, as envisaged in the Collaboration Agreement, including the coordination of activities and exchange of information regarding ongoing and new clinical studies, regulatory strategy and commercial development (including pricing and product positioning issues) and the establishment of the relevant timelines; (ii) coordinate the expedited development of Licensed Product to obtain *_____* Regulatory Approval in the United States as set forth in Article 4; (iii) discuss the need, desirability of, structure and/or allocation of costs of any clinical studies or other development efforts relating to the Licensed Product to be carried out in the United States and/or the Licensed Territory;
(iv) discuss actions planned by either Party in respect of the Licensed Product where such actions could reasonably be expected to have a material impact on the Licensed Product in the other Party's territory; and (v) discuss collaboration in the development of the Licensed Product for indications other than the Initial Indication.

                (c) The general principles relating to clinical studies (other than those studies required by the FDA for Regulatory Approval in the United States for the Initial Indication, the results of which will be made available by IDEC to SCHERING without charge) shall be as follows:

                        (i) Where the Parties agree, prior to commencement of such a study, that the results of such study are to be used for regulatory or commercial purposes in both the United States and the Licensed Territory the costs of the study shall be shared by the Parties and the cost allocation, structure, timelines and other details of the study shall be agreed between the Parties in good faith taking account of the relative importance and value to each Party of the study in question.

                        (ii) Where a study is required by a regulatory authority in the Licensed Territory the costs of such a study shall be borne, and its organization and structure shall be determined, solely by SCHERING. Where a study is required by the FDA the costs of such a study shall be borne, and its organization and structure shall be determined, solely by IDEC. If, however, any regulatory authority in the Licensed Territory subsequently requires the results of IDEC's FDA-


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

required study or the results of a study with the same characteristics as the FDA-required study, and/or SCHERING determines that it wishes to provide such results to the regulatory authority in question, IDEC shall provide the results of its study to SCHERING on payment of a proportion of the costs of the study, the proportion to be determined *_____*. The same principles shall apply where the FDA requires the results of a regulatory authority-required SCHERING study or the results of a study with the same characteristics.

                (d) The Steering Committee shall consider amendments and modifications to the Development Plan and update it from time-to-time. *_____* may modify or amend and update the Development Plan provided that: (i) *_____*
(ii) any such updates, modifications or amendments are made *_____*.

                (e) While both parties recognize the benefit of a unified and coordinated Licensed Product positioning due to the global oncology community, it is IDEC's intention to provide SCHERING maximum latitude with respect to product marketing and regulatory decisions in the Licensed Territory so as to enable SCHERING to maximize Licensed Product sales. Therefore, while IDEC may comment on development in the Licensed Territory and such comments shall be considered in good faith, SCHERING shall have authority over development in the Licensed Territory. *_____*.

        3.2 COLLABORATION CHAIRPERSON. Within ten (10) days of the Effective Date, each Party shall designate a Collaboration Chairperson. Such Collaboration Chairperson shall be part of senior management and shall serve as a member of the Steering Committee. The Chairpersons shall work together to be responsible to set the agenda, call, and take minutes of meetings of the Steering Committee.

                                   ARTICLE 4.

                        DEVELOPMENT AND COMMERCIALIZATION
                              IN THE UNITED STATES

        4.1 DEVELOPMENT EFFORTS. IDEC agrees to use Commercially Reasonable and Diligent efforts to develop Licensed Product in the Field and to bring Licensed Product to market in the Field in the United States as soon as practicable. IDEC further agrees to execute and perform the Development Plan in all material respects consistent with United States Regulatory Approval.

        4.2 DRUG APPROVAL APPLICATIONS. Consistent with the Development Plan *_____* IDEC currently intends to file *_____* Drug Approval Application *_____* and shall file, *_____* Drug Approval Application *_____* studies. It is intended as of the Effective Date that the *_______* Drug Approval Application will be submitted by IDEC with a package which includes


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.


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
the results of clinical studies *__________*. IDEC shall own all regulatory submissions including all Drug Approval Applications for Licensed Product filed by it in the United States. SCHERING shall be notified of any meetings between IDEC and the FDA relating to the Licensed Product; where appropriate based on IDEC's judgment of its relationship with the FDA, one representative of SCHERING shall be entitled to attend, as an observer, at SCHERING's expense and on the dates agreed to by the FDA and IDEC; any such meeting which will deal with issues which may affect the Licensed Territory.

        4.3 DELIVERY OF FDA DRUG APPROVAL APPLICATIONS. Unless otherwise agreed by the Parties in writing, IDEC shall deliver to SCHERING only the Drug Approval Applications and other relevant documentation filed on Licensed Product with the FDA in the *_____* Indication *_____*. In order to enable SCHERING to begin as early as possible preparatory work for filing Drug Approval Applications in Europe, IDEC shall provide parts of application documentation and individual reports relating to the Drug Approval Applications for the Initial Indication as soon as such become available. After filing Drug Approval Applications in the United States, IDEC will keep SCHERING informed of all questions raised by the FDA and will provide copies of all responses by IDEC thereto. All information to be provided hereunder will be provided in electronic form if available.

        4.4 MARKETING IN THE U.S. IDEC will use Commercially Reasonable and Diligent Efforts to maintain Regulatory Approval for Licensed Product in the United States for as long as SCHERING is paying royalties to IDEC on Net Sales in the Licensed Territory. *_____*.

                                   ARTICLE 5.

             DEVELOPMENT AND COMMERCIALIZATION IN LICENSED TERRITORY

        5.1 SCHERING'S DEVELOPMENT EFFORTS. SCHERING will use Commercially Reasonable and Diligent efforts to develop the Licensed Product in the Licensed Territory, including pursuing preclinical development (if necessary) and clinical development of Licensed Product and obtaining Regulatory Approvals therefor in all countries in the Licensed Territory *_____*. SCHERING shall bear all regulatory costs in the Licensed Territory, including but not limited to purchasing supplies of Licensed Product as Kits from IDEC, coordinating the supply of yttrium *_____* for Licensed Product, and conducting and funding all clinical studies required for Licensed Product approval in the Territory subject to the principles outlined in Section 3.1(c). It is the Parties' intent to cooperate on study design and share study costs if the study is determined by the Parties to be of mutual commercial value, as further described in Section
3.1. During the clinical phase, SCHERING shall purchase Kits from IDEC at *_____* and during the commercial phase, SCHERING shall purchase Kits from IDEC at *_____* subject to Section 5.1(b) of Supply Agreement.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        Within one hundred and twenty (120) days of the Effective Date, SCHERING agrees to provide IDEC with a written development plan for Licensed Product in the Licensed Territory. It is the Parties' understanding and expectation that a Drug Approval Application will be filed by SCHERING in the European Union in accordance with the centralized procedure described in Council Regulation (EEC) No. 2309/93 within *_____* after receipt from IDEC of both the *_____* Drug Approval Application. IDEC shall be notified of any meetings relating to Licensed Product between SCHERING and any regulatory authorities in the Licensed Territory; where appropriate based on SCHERING's judgment of its relationship with the regulatory agency, one representative of IDEC shall be entitled to attend, as an observer, at IDEC's expense and on the dates agreed to by the regulatory authorities and SCHERING; any such meeting which will deal with issues which may affect the United States.

        5.2 MARKETING EFFORTS. SCHERING will use Commercially Reasonable and Diligent efforts to commercialize Licensed Product in each country in the Licensed Territory in which Regulatory Approval is granted, *_____*.

        5.3 DEVELOPMENT COSTS AND MARKETING COSTS. SCHERING shall bear all Development Costs and marketing costs related to the development and commercialization of Licensed Product in the Licensed Territory. SCHERING shall have the sole responsibility for and right to make all decisions regarding all development and marketing activities in the Licensed Territory. At SCHERING's request, IDEC shall provide SCHERING with reasonable support and cooperation in the form of consulting services directed toward securing and maintaining Regulatory Approval of Licensed Product in the Licensed Territory. Subject as hereinafter provided in this Section 5.3, IDEC shall be reimbursed for time and expenses at the FTE rates set forth in EXHIBIT G. In the *_____* IDEC shall provide *_____* of such consulting services *_____* and for the next *_____* thereafter *_____* will be provided *_____*. Travel time associated with rendering such services shall be included as consulting time (no greater than 8 hours per day). The Parties agree that membership of the Steering Committee is not deemed to be the provision of consulting services and SCHERING shall not reimburse any costs related to participation in the Steering Committee. Furthermore, if SCHERING requires consulting services of *_____* as the case may be, in any month, it shall not be entitled to carry over the unused hours to subsequent months. SCHERING shall reimburse IDEC for reasonable out-of-pocket costs (such as travel, meals and lodging) associated with provision of such consulting services.

        5.4 COOPERATION ON DEVELOPMENT EFFORTS. To facilitate cooperation between the Parties on the worldwide development and marketing of Licensed Product, each Party shall keep the other Party fully informed of all substantive development activities in the Licensed Territory and the United States, as the case may be. The Parties agree that they will do nothing during Licensed Product development activities to imperil early Regulatory Approvals in any country in


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the Licensed Territory or in the United States, *_____*. The foregoing restrictions shall not apply to activities specified in the Development Plan as of the Effective Date.

                                   ARTICLE 6.

                    MILESTONES, ROYALTIES AND OTHER PAYMENTS

        6.1 PAYMENTS UPON EXECUTION. SCHERING shall pay IDEC via wire transfer $13 million as a non-refundable, non-creditable license issue fee, within *_____* of the Effective Date.

        6.2 MILESTONE PAYMENTS. SCHERING shall make the following non-refundable, non-creditable payments to IDEC, upon the first achievement of each of the corresponding milestones:

                               MILESTONE PAYMENTS

                                    *_____*

        The Parties agree that the foregoing milestone payments are payable only once.

        6.3 ROYALTIES. SCHERING shall pay IDEC a royalty on Net Sales of Licensed Product in the Licensed Territory as follows:

                (a) The royalty rate shall be *_____* of Net Sales in the Licensed Territory, subject to Sections 6.3(c), 6.3(d), 6.3(e) and 14.5.

                (b) Existing Patents/Applications. Prior to the Effective Date, IDEC has provided SCHERING full review of patent status to the best of IDEC's knowledge pertaining to Licensed Product in the Licensed Territory (as well as the United States), including the scope and terms of Patent licenses secured by IDEC. SCHERING shall evaluate the Patent status of Licensed Product in the Licensed Territory and determine, in its sole discretion after consultation with IDEC, if and when any Patent licenses should be secured by SCHERING in the Licensed Territory. SCHERING shall pay any Third Party royalties owed based on patents or applications published as of the Effective Date *_____* on account of import, sale or use of Licensed Product in the Licensed Territory. *_____*. SCHERING will pay for, or reimburse IDEC for, all consideration paid under any such licenses required in the Licensed Territory (including fees, milestones and minimum annual royalties) while such a license is needed in the Licensed Territory or part of it. In the event both Parties determine that securing a license to a particular Patent(s) in both the Licensed Territory and the United States is desirable, IDEC and SCHERING shall discuss in good faith via the Steering Committee the merits of securing a single license granting rights to both Parties versus the


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Parties securing individual licenses and sharing costs equitably for such a single license. Each Party shall immediately notify the other if it becomes aware of any risk that the sale of the Licensed Product in the United States or in the Licensed Territory could infringe any Third Party Patents or that any Third Party has claimed that such infringement could occur.

                (c) In the event any Third Party Patents or applications are published after the Effective Date that SCHERING determines in good faith are necessary or desirable to license for the commercialization of the Licensed Product in the Licensed Territory, SCHERING shall notify IDEC in writing of such Patents and provide the rationale for the licensing decision. *_____*. After discussion at the Steering Committee, SCHERING may secure any such license(s) as it deems necessary for commercialization of Licensed Product in the Licensed Territory and SCHERING shall be responsible for any and all license issue fees, milestone payments and minimum annual royalties under such Third Party Patent license(s).

*_____*

        6.4 MONTHLY SALES REPORTS AND ROYALTY PAYMENT REPORTS. In order to assist IDEC in planning, SCHERING shall provide IDEC with written unaudited monthly sales of License Product in the Territory within ten (10) days of receipt of such data by SCHERING. Royalty payments under the Collaboration Agreement shall be made in United States Dollars to IDEC quarterly within thirty
(30) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the Net Sales in units sold during the relevant three-month period.

        6.5     TERM OF ROYALTY OBLIGATIONS.

                (a) SCHERING shall pay royalties hereunder with respect to Net Sales in each country in the Licensed Territory through *_____* or *_____* from the date of first commercial sale of Licensed Product in such country, whichever is longer.

                (b) Upon expiration of the royalty term for Licensed Product in a country as described above or in Sections 14.5(b) and (c), SCHERING shall thereafter have an exclusive, fully paid-up, irrevocable license to use, manufacture or have manufactured, sell, offer for sale, have sold and import the Licensed Product (including all necessary licenses to IDEC Patents, IDEC Know-how and IDEC trademarks) in that country.

        6.6 TAXES. IDEC shall pay any and all taxes levied on account of, or measured exclusively by, any royalty payment it receives under the Collaboration Agreement. If laws or regulations require that taxes be withheld, SCHERING will
(i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to IDEC within sixty (60) days following that payment.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        6.7 FOREIGN EXCHANGE. For the purpose of computing Net Sales for Licensed Product sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with SCHERING's customary and usual translation procedures consistently applied.

        6.8 PAYMENTS TO OR REPORTS BY AFFILIATES. Any payment required under any provision of the Collaboration Agreement to be made to either Party or any report required to be made by either Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity.

        6.9 SALES BY SUBLICENSEES. In the event SCHERING grants licenses or sublicenses to others to make or sell Licensed Product in the Licensed Territory, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its Net Sales of such Licensed Product on the same basis as if such sales were Net Sales by SCHERING, and SCHERING shall pay royalties to IDEC as if the Net Sales of the sublicensee were Net Sales of SCHERING.

                                   ARTICLE 7.

                             MANUFACTURE AND SUPPLY

        7.1 MANUFACTURE AND SUPPLY OF LICENSED PRODUCT. IDEC shall supply SCHERING with Licensed Product as Kits pursuant to the terms of the Supply Agreement.

        In the event IDEC is no longer selling Licensed Product in the United States and *_____* is greater than *_____* SCHERING may *_____*

        7.2 TRANSFER OF MATERIALS AND KNOW-HOW. If, in the circumstances referred to in Section 7.1 above, *_____* IDEC shall *_____*. IDEC shall
*_____*.

                                   ARTICLE 8.

                                    LICENSES

        8.1 LICENSES TO SCHERING WITHIN THE FIELD. IDEC grants to SCHERING a worldwide (except the United States) exclusive (even as to IDEC) license, with a right to sublicense, under the IDEC Patents, IDEC Know-how and Joint Patents, to use, develop, manufacture (only under provisions of Section 7.1 of this


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Collaboration Agreement and Section 6 of the Supply Agreement), have manufactured (only under provisions of Section 7.1 of this Collaboration Agreement and Section 6 of the Supply Agreement), market, sell, import for sale, and distribute the Licensed Product for all indications in the Field.

        8.2 NONEXCLUSIVE LICENSE TO IDEC. SCHERING grants to IDEC a royalty-free, non-exclusive, license in the United States to use SCHERING Know-how and SCHERING Patents in the Field solely for the purposes of developing, manufacturing, having manufactured, using, selling, offering for sale and importing Licensed Product in the United States. IDEC covenants and agrees not to develop, make, have made, use, sell, offer for sale, have sold or import any product using any of the SCHERING Know-how or SCHERING Patents except as expressly permitted under this Section 8.2. If SCHERING is sublicensing any Third Party Patents under this grant, SCHERING will provide IDEC with written notice thereof, and IDEC shall pay any royalties owed to any such Third Party on account of the manufacture, use or sale of any Licensed Product by IDEC in the United States. With respect to manufacture of Licensed Product by IDEC in the United States for transfer to SCHERING under the Supply Agreement, any such royalties paid by IDEC under such sublicenses shall be included by IDEC in its Cost of Goods Sold.

        8.3 SUBLICENSING. It is the intention of the Parties and the expectation of IDEC that SCHERING will deploy its sales force to actively market and sell Licensed Product in the Licensed Territory. *_____*.

        8.4     SHARED INFORMATION. All of the information described in Section
13.1 below shall be deemed IDEC Know-how and SCHERING Know-how for purposes of this Article 8 and the licenses granted herein. The Parties agree that the provisions of this Article 8 do not constitute an obligation on either Party to transfer or permit the use of clinical data or other data relevant to drug approval applications other than as provided for under Section 3.1(c) above.

        8.5     *_____*.

                                   ARTICLE 9.

                                   TRADEMARKS


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        9.1 LICENSED PRODUCT TRADEMARKS. All Licensed Product shall be sold in the United States under trademarks selected by IDEC and owned by IDEC in the United States. The Steering Committee shall use best efforts to select a worldwide trademark. IDEC shall control preparation, prosecution and maintenance of applications related to such trademarks. IDEC shall bear the costs in the United States and SCHERING shall reimburse IDEC for the costs incurred in the Licensed Territory. IDEC hereby grants SCHERING an exclusive license to the trademarks in the Licensed Territory.

        9.2 INFRINGEMENT OF TRADEMARKS. Each Party shall notify the other and the Steering Committee promptly upon learning of any actual, alleged or threatened infringement of a trademark applicable to a Licensed Product (the "Trademark") or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Upon learning of such an offense from a Party regarding a Trademark owned solely by one of the Parties, the Parties shall confer regarding the defense of such Trademark. The decision whether and how to defend such a Trademark owned solely by one Party will rest with such Party. The procedure described in Section 11.5(c) relating to Patents shall apply; Mutatis mutandis, to the infringement of Trademarks.

                                   ARTICLE 10.

                                 CONFIDENTIALITY

        10.1 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by the Collaboration Agreement or otherwise agreed in writing, the Parties agree that, for the term of the Collaboration Agreement and for *_____* years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in the Collaboration Agreement any Information and other information and materials furnished to it by the other Party pursuant to the Collaboration Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

                (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of the Collaboration Agreement;


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

                (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

        10.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent that such disclosure is reasonably necessary for exercising its rights and carrying out its obligations under the Collaboration Agreement and in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 10, Confidential Information to consultants and other Third Parties only for any purpose provided for in the Collaboration Agreement. Nothing in this Article 10 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder.

        10.3 SURVIVAL. This Article 10 shall survive the termination or expiration of the Collaboration Agreement for a period of *_____* years.

        10.4 TERMINATION OF PRIOR AGREEMENT. The Collaboration Agreement supersedes the Confidentiality Agreement between the Parties dated 21 December 1998. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this
Article 10.

        10.5 CORPORATE COMMUNICATIONS AND PUBLICATIONS. Each Party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field at least thirty (30) days prior to their intended submission for publication and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable. The Licensed Product in all such publications shall be referred to as "IDEC-Y2B8" and/or "IDEC-In2B8" until


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

tradenames are selected by the Parties, whereupon the Licensed Product shall be referred to by both or all tradenames.

                                   ARTICLE 11.

              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

        11.1 MODIFIED DEFINITIONS. For purposes of this Article 11, IDEC Patents and SCHERING Patents shall not include Patents owned jointly by the Parties; such "Joint Patents" shall mean Patents owned jointly by the Parties which cover the manufacture, use or sale of Licensed Product.

        11.2 OWNERSHIP OF INTELLECTUAL PROPERTY. IDEC shall own all inventions made under the Collaboration Agreement solely by it or its employees. SCHERING shall own all inventions made under the Collaboration Agreement solely by it or its employees. All inventions made under the Collaboration Agreement jointly by at least one employee of IDEC and at least one employee of SCHERING will be owned jointly by IDEC and SCHERING and each Party shall retain full ownership under any Patents resulting therefrom, with full ownership rights in any field, subject to the licenses granted in Article 8, the right to sublicense without the consent of the other Party and without accounting. The laws of the United States with respect to joint ownership of inventions (joint and several) shall apply in all jurisdictions giving force and effect to the Collaboration Agreement.

        11.3 DISCLOSURE OF PATENTABLE INVENTIONS. In addition to the disclosures required under Article 13, each Party shall provide to the other, any written invention disclosure submitted to a Party's patent department in the normal course which discloses an invention made under the Collaboration Agreement that is useful in the Field. Such invention disclosures shall be provided to the other Party within thirty (30) days after the Party commences preparation of a patent application based on such disclosure.

        11.4 PROSECUTION OF EXISTING PATENTS. IDEC shall disclose or has disclosed to SCHERING the complete texts of all IDEC Patents filed by IDEC prior to the Effective Date which claim the manufacture, use or sale of the Licensed Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving an IDEC Patent anywhere in the United States or the Licensed Territory. SCHERING shall have the right to review all such IDEC Patents and all proceedings related thereto and make recommendations to IDEC concerning them and their conduct and IDEC shall consider in good faith for the United States and take into account for the Licensed Territory SCHERING's reasonable comments related thereto. IDEC agrees to keep SCHERING fully informed of the course of patent prosecution or other proceedings of such IDEC Patents including by providing SCHERING with copies of substantive communications, search reports and third party observations submitted to or received from patent offices within the United States or Licensed Territory. SCHERING shall provide such patent consultation to IDEC related to such IDEC Patents at no cost to IDEC. IDEC agrees to prosecute and maintain in force in the United States and the Licensed Territory all existing IDEC Patents described in the first sentence of this Section 11.4. All reasonable costs that IDEC incurs after the Effective Date in filing, prosecuting and maintaining IDEC Patents in the United States shall be borne by IDEC. All such reasonable costs which IDEC will incur in the Licensed Territory shall be reimbursed by SCHERING within 30 days of submission of an invoice by IDEC. SCHERING shall hold all information disclosed to it under this Article 11 as confidential subject to the provisions of Article 10 of the Collaboration Agreement. SCHERING shall have the right to assume responsibility in the Licensed Territory for any IDEC Patent or any part of any such Patent which IDEC intends to abandon or otherwise cause or allow to be forfeited provided that the claims of such IDEC Patent covers Licensed Product or formulations, methods of manufacture or methods of use thereof.

        11.5    PROSECUTION OF NEW PATENTS.

                (a) SCHERING shall have the first right, using in-house or outside legal counsel selected at SCHERING's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of SCHERING Patents in countries of SCHERING's choice throughout the world. SCHERING shall bear the costs relating to such activities in the Licensed Territory at all times and in the United States. SCHERING shall use reasonable efforts to solicit IDEC's advice and review of the nature and text of SCHERING Patents and material prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and SCHERING shall consider in good faith IDEC's reasonable comments related thereto.

                (b) IDEC shall have the first right, using in-house or outside legal counsel selected at IDEC's sole discretion, to prepare, file, prosecute, maintain and obtain extensions of IDEC Patents and Joint Patents filed after the Effective Date throughout the world. IDEC shall use reasonable efforts to solicit SCHERING's advice and review of the nature and text of such IDEC Patents and material prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and IDEC shall (i) in the United States consider in good faith SCHERING's reasonable comments related thereto and (ii) in the Licensed Territory take into account SCHERING's reasonable comments related thereto. All reasonable costs related to preparing, filing, prosecuting, maintaining and extending IDEC Patents and Joint Patents shall be paid by IDEC for activities within the United States and reimbursed by SCHERING to IDEC for activities within the Licensed Territory, provided that such Patents are necessary to properly commercialize the Licensed Product in the Licensed Territory. Such reimbursement shall be paid to IDEC within 30 days after receipt of an invoice therefor by SCHERING.

                (c) If SCHERING, prior or subsequent to filing any SCHERING Patents, elects not to file, prosecute or maintain such Patents or certain claims encompassed by such Patents, SCHERING shall give IDEC notice thereof within a reasonable period prior to allowing such Patents or certain claims encompassed by such Patents to lapse or become abandoned or unenforceable, and IDEC shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain Patents or certain claims encompassed by such Patents concerning all such inventions and discoveries in countries of its choice throughout the world. If IDEC, prior or subsequent to filing IDEC Patents, elects not to file, prosecute or maintain such Patents or certain claims encompassed by such Patents, IDEC shall give SCHERING notice thereof within a reasonable period prior to allowing such Patents or certain claims encompassed by such Patents to lapse or become abandoned or unenforceable, and SCHERING shall thereafter have the right, at its sole expense, to prepare, file prosecute and maintain such Patents or certain claims encompassed by such Patents concerning all such inventions and discoveries in countries of its choice throughout the world.

                (d) The Party filing Joint Patents shall do so in the name of and on behalf of both SCHERING and IDEC. Each of IDEC and SCHERING shall hold all information it presently knows or acquires under this Paragraph which is related to all such Patents as confidential subject to the provisions of Article 10 of the Collaboration Agreement.

        11.6    WAIVER.

                (a) IDEC on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against SCHERING, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way except as a result of SCHERING's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 11.5 of the Collaboration Agreement.

                (b) SCHERING on behalf of itself and its directors, employees, officers, shareholders, agents successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against IDEC, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way except as a result of IDEC's gross negligence, recklessness, or willful misconduct in performance of its rights or obligations under Section 11.5 of the Collaboration Agreement.

        11.7    FURTHER ASSURANCES. Notwithstanding the provisions of Section
11.5 of the Collaboration Agreement, each Party shall, at its own expense, provide reasonable assistance to the other Party to facilitate filing of all Patents covering inventions referred to in Section 11.3 of the Collaboration Agreement and shall execute all documents deemed necessary or desirable therefor.

        11.8 INITIAL FILINGS. The Parties agree to use reasonable efforts to ensure that any IDEC Patent, SCHERING Patent or Joint Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing and that the requisite foreign filing license will be obtained. The Parties agree to use reasonable efforts to ensure that any IDEC Patent, SCHERING Patent or Joint Patent filed in the United States prior to a non-U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent non-U.S. filing and that the requisite United States filing license will be obtained.

        11.9    PATENT ENFORCEMENT.

                (a) In the event that IDEC or SCHERING becomes aware of actual or threatened infringement of a Patent related to the Licensed Product, anywhere in the world, that Party shall promptly notify the other Party in writing. IDEC shall have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to infringement of an IDEC Patent or Joint Patent, wherein such infringement relates to the Licensed Product, against any Third Party and to use SCHERING's name in connection therewith. The costs of Patent enforcement and related recoveries associated with the United States incurred by IDEC shall be borne by IDEC. Such Patent enforcement costs in the Licensed Territory shall be borne by IDEC. If IDEC does not commence a particular infringement action in a country within the Licensed Territory within ninety (90) days after it received such written notice, SCHERING, after notifying IDEC in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at its own expense. The Party conducting such action shall consider in good faith the other Party's comments on the conduct of such action. Recovery from any settlement or judgment from such action in the Licensed Territory shall go first to reimburse the expenses of the Parties and the remainder shall be shared by the Parties in proportion to their respective economic interests. In any event, IDEC and SCHERING shall assist one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting Party.

                (b) SCHERING shall have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to infringement of a SCHERING Patent, wherein such infringement relates to the Licensed Product, against any Third Party and to use IDEC's name in connection therewith. The costs of Patent enforcement and related recoveries associated with the United States incurred by SCHERING shall be borne by SCHERING. Such Patent enforcement costs in the Licensed Territory shall be borne by SCHERING. Recovery from any settlement or judgment from such action in the Licensed Territory shall go first to reimburse the expenses of the Parties and the remainder shall be shared by the Parties in proportion to their respective economic interests. In any event, IDEC and SCHERING shall assist one another and reasonably cooperate in any such litigation at the other's request without expense to the requesting Party.

        11.10 INFRINGEMENT DEFENSE. Subject to Section 11.11 below, if a Third Party asserts that a Patent or other right owned by it is infringed by the Licensed Product, IDEC will be solely responsible for defending against any such assertions at its cost and expense but no settlement may be entered into with regard to Patents in the Licensed Territory or, with regard to Patents in the United States if such settlement would result in an increase in the amounts payable by IDEC to SCHERING hereunder, without the written consent of SCHERING, which shall not be unreasonably withheld. If any Third Party is successful in such claim, and SCHERING is ordered to make any payments to such Third Party in connection therewith, any such payments will be dealt with in the manner set out in Section 6.3 above.

         *_____*.

                                   ARTICLE 12.

                         REPRESENTATIONS AND WARRANTIES

        12.1    REPRESENTATIONS AND WARRANTIES.

                (a) Each of the Parties hereby represents and warrants as follows:

                        (i) The Collaboration Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Collaboration Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                        (ii) Such Party has not, and during the term of the Collaboration Agreement will not, grant any right to any Third Party relating to its respective Patents and Know-how in the Field which would conflict with the rights granted to the other Party hereunder.

                (b)     IDEC represents, warrants and undertakes that:

                        (i) It has the right to grant the licenses granted herein.

                        (ii) Except as set forth on EXHIBIT D hereto, it is not obligated under any agreement as of the Effective Date to pay any Third Party royalties with respect to Licensed Product.

                        (iii)   *_____*.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                        (iv) It has provided to SCHERING all material information in its possession or control or of which it is aware as of the Effective Date, concerning efficacy, side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof, associated with any clinical use, studies, investigations or tests with the Licensed Product (animal or human), whether or not determined to be attributable to the Licensed Product.

                        (v) It has conducted or has caused its contractors or consultants to conduct, and will in the future conduct, the preclinical and clinical studies of the Licensed Product in accordance with applicable United States law, known or published standards of the FDA and has made good faith efforts to comply with EMEA standards.

                        (vi) It has employed and will in the future employ individuals of appropriate education, knowledge and experience to conduct or oversee the conduct of IDEC's clinical and preclinical studies of the Licensed Product.

                        (vii) It has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, to the best knowledge of IDEC, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of preclinical or clinical studies of the Licensed Product.


                        (viii) In the course of developing the Licensed Product, it has not knowingly conducted, and during the course of the Collaboration Agreement it will not knowingly conduct, any development activities in violation of applicable GCPs, GLPs or GMPs.

                        (ix) As of the Effective Date, except as it may have previously disclosed to SCHERING in writing or directly discussed with SCHERING, it has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to the Licensed Product, and that it is not aware that the development, manufacture, use, importation or sale of the Licensed Product infringes any Third Party Patent rights.

                        (x) As of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any IDEC Patent is invalid or unenforceable in whole or in part.

                        (xi) It has complied in all material respects with each license listed on EXHIBIT C hereto, and during the term hereof will comply in all material respects, and use all reasonable efforts to keep in full force and effect each such license; neither the Collaboration Agreement nor any of the transactions contemplated hereby will, with the giving of notice or the lapse of time, or both, constitute a default or breach of any such license.

                        (xii) It has obtained all right, title and interest in and to all rights to the Licensed Product and the IDEC Patents and IDEC Know-how free and clear of any liens, encumbrances or rights to repurchase.

                        (xiii) During the term of the Collaboration Agreement, it will not grant a lien on the Collaboration Agreement or on any of IDEC's rights or obligations hereunder or on the IDEC Patents or IDEC Know-how related to the Licensed Product.

        12.2 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under the Collaboration Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of the Collaboration Agreement in connection with such performance.

                                   ARTICLE 13.

                             INFORMATION AND REPORTS

        13.1 INFORMATION. With respect to the Drug Approval Applications required for Regulatory Approval for the Initial Indication in the United States and the corresponding Drug Approval Applications in the Licensed Territory, SCHERING and IDEC will disclose and make available to each other all preclinical, clinical, regulatory, commercial and other information, including without limitation all Information relevant to Licensed Product, developed by SCHERING or IDEC at any time during the term of the Collaboration Agreement. Each Party will use Commercially Reasonable and Diligent efforts to disclose to the other Party all significant Information promptly after it is learned or its significance is appreciated. Each Party shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Licensed Product for which it was responsible and of adverse drug event information for the Licensed Product. At the option of the requesting Party, such data shall be provided in a computer readable format by the providing Party, to the extent available, which shall also assist in the transfer and validation of such data to the receiving Party.

        13.2 COMPLAINTS. Each Party shall maintain a record of all complaints it receives with respect to the Licensed Product. Each Party shall notify the other of any complaint received by it in writing and sufficient detail and within five (5) Business Days after the event, and in any event in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country.

        13.3 ADVERSE DRUG EVENTS. The Parties recognize that the holder of a Drug Approval Application or Regulatory Approval may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each Party agrees to:

                (a) Provide to the other for initial and/or periodic submission to government agencies significant information on the Licensed Product from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

                (b) In connection with investigational drugs, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious experience with the Licensed Product, or sooner if required for either Party to comply with regulatory requirements; and

                (c) In connection with marketed Licensed Product, report to the other within five (5) Business Days of the initial receipt of a report of any adverse experience with the Licensed Product that is serious and unexpected or sooner if required for either Party to comply with regulatory requirements. Serious adverse experiences are defined in the Collaboration Agreement to correspond with the relevant ICH classification from time to time applicable. Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the Licensed Product, that Party agrees to require such Third Party to report to the contracting Party the information set forth in subparagraphs (a), (b) and (c) above.

        13.4 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of the Collaboration Agreement shall be in the form of a press release to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, IDEC and SCHERING will jointly discuss and agree, based on the principles of this Section 13.4, on any statement to the public regarding the Collaboration Agreement or any aspect of the Collaboration Agreement subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. The principles to be observed by IDEC and SCHERING in such public disclosures will be: accuracy, the requirements for confidentiality under Article 10, the advantage a competitor of IDEC or SCHERING may gain from any public statements under this Section 13.4, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to IDEC and SCHERING. The terms of the Collaboration Agreement may also be disclosed to (i) government agencies where required by law, or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality and so long as highly sensitive terms and conditions such as financial terms are extracted from the Collaboration Agreement or not disclosed upon the request of the other Party.

                                   ARTICLE 14.

                              TERM AND TERMINATION

        14.1 TERM. The Collaboration Agreement shall commence as of the Effective Date. The Parties have specifically provided elsewhere in the Collaboration Agreement the term during which certain rights and obligations hereunder shall apply. Unless sooner terminated as provided herein, and except as provided in Section 14.6 below, the remaining provisions of the Collaboration Agreement relating to activities in the Licensed Territory shall continue in effect on a country-by-country basis until the date on which SCHERING is no longer paying a royalty on Net Sales in the Licensed Territory. Those provisions shall govern the term of the rights and obligations specifically covered thereby. Upon the expiration of the term of the Collaboration Agreement or its termination by SCHERING under Section 14.2 and limited by Sections 14.5 and 14.6, all licenses granted to SCHERING hereunder shall become fully paid up and irrevocable.

        14.2    TERMINATION BY SCHERING.

                (a) SCHERING shall have the right to terminate the Collaboration Agreement (i) if IDEC elects to discontinue funding of the development of Licensed Product *_____* such termination to be effective after *_____* written notice to IDEC and *_____* or (ii) *_____* effective *_____* days from written notice to IDEC.

                (b) Upon any termination under this Section 14.2, the Parties shall have no further rights or obligations under the Collaboration Agreement except as set forth in Sections 14.5 and 14.6.


        14.3    TERMINATION BY IDEC

                (a) IDEC shall have the right to terminate the Collaboration Agreement, in each case on a country-by-country basis (i) *_____* such termination to be effective after *_____* written notice *_____* and *_____*
(ii) if SCHERING fails to *_____* such termination to be effective *_____* to SCHERING, provided that (1) *_____* (2) SCHERING *_____* or (3) such failure *_____* or (iii) if *_____*.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                (b) If SCHERING fails to make sales *_____* and provided that the reason for the failure is not *_____* IDEC shall be entitled to terminate SCHERING's rights under the Collaboration Agreement *_____*.

                (c) Upon any termination under this Section 14.3, the Parties shall have no further rights or obligations under the Collaboration Agreement except as set forth in Sections 14.5 and 14.6 and all licenses are terminated and the rights revert to IDEC.

        14.4 TERMINATION FOR BREACH. If either Party materially breaches the Collaboration Agreement at any time, which breach is not cured within *_____* of written notice thereof from the non-breaching Party (or if such breach is not susceptible of cure within such period but provided it is capable of cure, the breaching Party is not making diligent good faith efforts to cure such breach), the non-breaching Party shall have the right to terminate the Collaboration Agreement. Upon such termination, the Parties shall have no further rights or obligations under the Collaboration Agreement except as set forth in Sections
14.5 and 14.6. The Parties acknowledge and agree that failure to exercise any right or option with respect to the Licensed Product or to take any action expressly within the discretion of a Party shall not be deemed to be material breach hereunder. *_____*.

        14.5    RIGHTS AND OBLIGATIONS UPON TERMINATION.

                (a)     In the event of termination by SCHERING pursuant to
Section 14.2(a)(ii) or by IDEC pursuant to Section 14.3 (a) or by IDEC pursuant to Section 14.4 due to SCHERING's material breach, SCHERING shall (i) make its personnel and other resources reasonably available to IDEC as necessary to effect an orderly transition of development and/or commercialization responsibilities, with the cost of such personnel and resources to be borne by IDEC after the effective date of termination; (ii) grant IDEC a non-revocable, royalty free license under Section 8.2, provided that IDEC reimburse SCHERING for all royalties it must pay to Third Parties on account of the development, use, manufacture or sale of Licensed Product in Licensed Territory.

                (b)     In the event of termination by SCHERING pursuant to
Section 14.2(a)(i), IDEC shall (i) remain responsible for (A) its share of Development Costs for Licensed Product in the United States and (B) its supply obligations under the Supply Agreement; until, in the case of both (A) and (B), IDEC has fully transferred, and enabled SCHERING to perform, all of IDEC's responsibilities under the Collaboration Agreement and the Supply Agreement, including, but not limited to, supplying SCHERING's requirements for Licensed Product for a reasonable period of time to allow SCHERING to find an alternate source of supply; (ii) make its personnel and other resources reasonably available to SCHERING as necessary to effect an orderly transition of development and/or commercialization responsibilities, with the cost of such personnel and resources to be borne by SCHERING after the effective date of termination; and (iii) transfer to SCHERING all of IDEC's right, title, and interest in and to the Licensed Product in the United


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

States and the United States shall become part of the Licensed Territory. In addition, SCHERING shall pay, in lieu of any payments including royalties it would otherwise owe IDEC pursuant to the terms of the Collaboration Agreement,
*_____*.

                (c)     In the event of termination by SCHERING pursuant to
Section 14.4 due to IDEC's material breach, IDEC shall (i) remain responsible for (A) its marketing of Licensed Product in the United States and (B) its supply obligations under the Supply Agreement; until , in the case of (B), IDEC has fully transferred, and enabled SCHERING to perform, all of IDEC's responsibilities under the Supply Agreement, including, but not limited to, supplying SCHERING's requirements for Licensed Product for a reasonable period of time to allow SCHERING to find an alternate source of supply; (ii) make its personnel and other resources reasonably available to SCHERING as necessary to effect an orderly transition of product supply responsibilities, with the cost of such personnel and resources to be borne by SCHERING after the effective date of termination; and (iii) transfer to SCHERING all of IDEC's right, title, and interest in and to the Licensed Product in the Licensed Territory. *_____*.

                (d) In the event of termination by SCHERING pursuant to Sections 14.2 (a)(i) or 14.4, SCHERING shall not be obliged to make any payments falling due pursuant to Section 2.1(c) where such payments fall due after the date of service by SCHERING of notice of termination pursuant to such sections and if the agreement is terminated pursuant to such notice.

        14.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of the Collaboration Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including paid up irrevocable licenses and including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations under Articles 10, 11, 14.5, 14.6, 15, 16 and 17 herein, and any other obligations which are expressly indicated to survive termination or expiration of the Collaboration Agreement.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15.

                                 INDEMNIFICATION

        15.1    INDEMNIFICATION BY SCHERING.

                (a) SCHERING hereby agrees to save, defend and hold IDEC and its agents and employees harmless from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Licensed Product sold or used in the Licensed Territory by SCHERING, its Affiliates, agents, or sublicensees, but only to the extent such Losses result from the negligence or willful misconduct of SCHERING.

                (b)     In the event that IDEC is seeking indemnification under
Section 15.1(a), it shall inform SCHERING of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit SCHERING to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of SCHERING) in the defense of the claim.

        15.2    INDEMNIFICATION BY IDEC.

                (a) IDEC hereby agrees to save, defend and hold SCHERING and its agents and employees harmless from and against any and all Losses resulting directly or indirectly from the manufacture, supply, use, handling, storage, sale or other disposition of chemical agents or Licensed Product sold or used in the Licensed Territory or the United States but only to the extent such Losses do not result from the negligence or willful misconduct of SCHERING or its employees and agents, as described in Section 15.1(a).

                (b) In the event that either Party receives notice of a claim with respect to a Licensed Product in the United States or in the Licensed Territory, such Party shall inform the other Party as soon as reasonably practicable.

                                   ARTICLE 16.

                               DISPUTE RESOLUTION

        16.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the term of the Collaboration Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under the Collaboration Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this
Article 16, if and when a dispute arises under the Collaboration Agreement.

        Unless otherwise specifically recited in the Collaboration Agreement, disputes among members of the Steering Committee will be resolved as recited in this Article 16. If the Steering Committee is unable to resolve a dispute among its members, any Party may, by written notice to the other, have such dispute referred to their respective chief operating officers, for attempted resolution by good faith negotiations within *_____* after such notice is received. In the event the designated operating officers are not able to resolve such dispute, either Party may at anytime after the *_____* invoke the provisions of Section 16.2.

        16.2 MEDIATION AND ARBITRATION. The parties agree that any dispute, controversy or claim (except as to any issue relating to intellectual property owned in whole or in part by IDEC or SCHERING) arising out of or relating to the Collaboration Agreement, or the breach, termination, or invalidity thereof, shall be resolved through negotiation, mediation and/or binding arbitration. If a dispute arises between the parties, and if said dispute cannot be resolved pursuant to Section 16.1, the Parties agree to first try in good faith to resolve such dispute by mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules. If efforts at mediation are unsuccessful within *_____* any unresolved controversy or claim between the parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. IDEC and SCHERING shall each select one arbitrator and the two arbitrators so selected shall choose a third arbitrator to resolve the dispute. The arbitration decision shall be rendered within six months of conclusion of mediation and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. The mediation or arbitration proceeding shall be conducted at the location of the Party not originally requesting the resolution of the dispute and interlocutory relief may be granted by the arbitrator. The parties agree that they shall share equally the cost of the mediation/arbitration filing and hearing fees, and the cost of the mediator/arbitrator. Each Party must bear its own attorney's fees and associated costs and expenses.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        16.3 JURISDICTION. For the purposes of this Article 16, the Parties agree to accept the jurisdiction of the federal courts located in the *_____* for the purposes of enforcing awards entered pursuant to this Article and for enforcing the agreements reflected in this Article.

        16.4 DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Any dispute relating to the determination of validity of a Party's Patents or other issues relating solely to a Party's intellectual property shall be submitted exclusively to the federal court (or equivalent) located in the location of the defendant, and the Parties hereby consent to the jurisdiction and venue of such court.

                                   ARTICLE 17.

                                  MISCELLANEOUS

        17.1    ASSIGNMENT.

                (a) Either Party may assign any of its rights under the Collaboration Agreement in any country to any Affiliates and, with the prior written consent of the other Party, may delegate its obligations under the Collaboration Agreement in any country to any Affiliates; provided, however, that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under the Collaboration Agreement.

                (b) Either Party may assign, without consent of the other Party, all of its rights and obligations under the Collaboration Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. The Collaboration Agreement shall survive any such merger or reorganization of either Party with or into, or such sale of assets to, another party and no consent for such merger, reorganization or sale shall be required hereunder.

                (c) The Collaboration Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with the Collaboration Agreement shall be void.

        17.2 NON-SOLICITATION. The Parties recognize that each Party has a substantial interest in preserving and maintaining confidential its Confidential Information hereunder. Each Party recognizes that certain of the other Party's employees, including those engaged in development, marketing and sale of any Licensed Product, may have access to such Confidential Information of the other Party. The Parties therefore agree not to solicit or otherwise induce or attempt to induce for purposes of employment, any employees from the other Party involved in the development, marketing or sales of any Licensed Product during the period in which any Party is developing or commercializing a Licensed Product hereunder and for a period of two years thereafter.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        17.3 HEADINGS. The headings used in the Collaboration Agreement are for convenience only and shall not affect or be used in the interpretation of the Sections or Articles.

        17.4 RETAINED RIGHTS. Nothing in the Collaboration Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's technology.

        17.5 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, viral, bacterial, or mycoplasm contamination of Licensed Product with no assignable cause for any such contamination after FDA mandated inspection by IDEC, strike, lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, whether or not of the kind listed in the foregoing examples, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

        17.6 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Collaboration Agreement.

        17.7 NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "IDEC," "SCHERING" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

        17.8 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

        IF TO IDEC,
        ADDRESSED TO:               IDEC PHARMACEUTICALS CORPORATION
                                    11011 Torreyana Road
                                    San Diego, CA 92121
                                    USA
                                    Attention:     Corporate Secretary
                                    Telephone:     001 (858) 550-8500
                                    Fax:           001 (858) 550-8750

        IF TO SCHERING,
        ADDRESSED TO:               SCHERING A.G.
                                    13342 Berlin, Germany
                                    Attention:     Legal Department
                                    Telephone:     011 49 30 4681 2291
                                    Fax:           011 49 30 4681 4086

        17.9 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in the Collaboration Agreement.

        17.10 SEVERABILITY. If any term, covenant or condition of the Collaboration Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of the Collaboration Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of the Collaboration Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of the Collaboration Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of the Collaboration Agreement are to be effectuated.

        17.11 GOVERNING LAW. The Collaboration Agreement shall be governed by and construed in accordance with the laws of the *_____* without giving effect to principles of conflict of laws.


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        17.12 AMBIGUITIES. Ambiguities, if any, in the Collaboration Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

        17.13 COUNTERPARTS. The Collaboration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        17.14 ENTIRE AGREEMENT. The Collaboration Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference and the Supply Agreement, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to the Collaboration Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

        IN WITNESS WHEREOF, the Parties have executed the Collaboration Agreement in duplicate originals by their proper officers as of the date and year first above written.

IDEC PHARMACEUTICALS                               SCHERING AKTIENGESELLSCHAFT
CORPORATION

By:     /s/ William R. Rohn                        By:     /s/ Hubertus Erlen
        -------------------------------------              -------------------------------------
        William R. Rohn                                    Hubertus Erlen

        Chief Operating Officer and Senior                 Member of Board
Title:  Vice President, Commercial Operations      Title:  of Executive Directors
        -------------------------------------              -------------------------------------

Date:   June 9, 1999                               Date:   June 9, 1999
        -------------------------------------              -------------------------------------


                                                   By:     /s/ Joachim-Friedrich Kapp
                                                           -------------------------------------
                                                           Head of Strategic Business
                                                           Title: Unit Therapeutics
                                                           -------------------------------------
                                                           Joachim-Friedrich Kapp

                                                   Date:   June 9, 1999
                                                           -------------------------------------

                                    EXHIBITS


EXHIBIT A:     DEVELOPMENT PLAN

EXHIBIT B:     Y2B8/IN2B8 KIT SPECIFICATIONS

EXHIBIT C:     LIST OF LICENSES

EXHIBIT D:     ANTIBODY MANUFACTURING COSTS

EXHIBIT E:     *_____*

EXHIBIT F:     ROYALTIES PAYABLE UPON MANUFACTURING IN U.S.

EXHIBIT G:     FTE RATES

----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT A

                                DEVELOPMENT PLAN

                                     *_____*


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT B

                          Y2B8/IN2B8 KIT SPECIFICATIONS

                                     *_____*


----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT C

                                LIST OF LICENSES

                                     *_____*




----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT D

                          ANTIBODY MANUFACTURING COSTS

                                     *_____*





----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT E

                                     *_____*






----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT F

                  ROYALTIES PAYABLE UPON MANUFACTURING IN U.S.

                                     *_____*




----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT G

                                    FTE RATES

                                     *_____*




----------

*_____* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with Secretary of the Commission in the Company's Application Requesting Confidential Treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.